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                                               Filed pursuant to Rule 424(b)(3)
                                               Registration No. 333-121263


                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                     FINAL TERMS NO. 2135 DATED 29 JUNE 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$6,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
            UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
 ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2010
 CURRENTLY TOTALING A$ 1,868,840,000.00 (A$ 474,194.000.00 INCLUDING BUY BACKS)

                           PART A--CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 20, 2004 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1. (i)  Issuer:                            Queensland Treasury Corporation

   (ii) Guarantor:                         The Treasurer on behalf of the
                                           Government of Queensland

2.      Benchmark line:                    2010
                                           (to be consolidated and form a single
                                           series with QTC 5.50% Global A$Bonds
                                           due 14
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                                           May 2010, ISIN US748305BF57)

3.      Specific Currency or Currencies:   AUD ("A$")

4. (i)  Issue price:                       102.540 %

   (ii) Dealers' fees and commissions      No fee or commission is payable in
        paid by Issuer:                    respect of the issue of the bond(s)
                                           described in these final terms
                                           (which will constitute a "pricing
                                           supplement" for purposes of any
                                           offers or sales in the United States
                                           or to U.S. persons). Instead, QTC
                                           pays fees and commissions in
                                           accordance with the procedure
                                           described in the QTC Offshore and
                                           Onshore Fixed Interest Distribution
                                           Group Operational Guidelines.

5. Specified Denominations:                A$1,000

6. (i)  Issue Date:                        30 JUNE 2009

   (ii) Record Date (date on and           6 May / 6 November. Security will be
        from which security is             ex-interest on and from 7 May / 7
        Ex-interest):                      November.

   (iii) Interest Payment Dates:           14 May / 14 November

7.      Maturity Date:                     14 May 2010

8.      Interest Basis:                    5.5 per cent Fixed Rate

9.      Redemption/Payment Basis:          Redemption at par

10.     Change of Interest Basis or        Not Applicable
        Redemption/Payment Basis:

11. (i) Status of the Bonds:               Senior and rank pari passu with
                                           other senior, unsecured debt
                                           obligations of QTC

    (ii) Status of the Guarantee:          Senior and ranks pari passu with all
                                           its other unsecured obligations

12. Method of distribution:                Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.     Fixed Rate Note Provisions Applicable

   (i)  Rate(s) of Interest:               5.5 per cent per annum payable
                                           semi-annually in arrears

   (ii) Interest Payment Date(s):          14 May and 14 November in each year
                                           up to and including the Maturity Date

   (iii) Fixed Coupon Amount(s):           A$27.50 per A$1,000 in nominal amount
         (Applicable to bonds in
         definitive form)
   (iv) Determination Date(s):             Not Applicable

   (v)  Other terms relating to the        None
        method of calculating interest
        for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.     Final Redemption Amount:           A$1,000 per bond of A$1,000 Specified
                                           Denomination

                                           (NB:  If the Final Redemption Amount
                                           is other than 100 per cent. of the
                                           nominal value the bonds will be
                                           derivative securities for the
                                           purposes of the Prospectus Directive
                                           and the requirements of Annex XII to
                                           the Prospectus Directive Regulation
                                           will apply and the Issuer will
                                           prepare and publish a supplement
                                           to the Prospectus)

15.     Early Redemption Amount(s)          Not Applicable
        payable on redemption for
        taxation reasons or on event
        of default and/or the method
        of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.     Form of Bonds:                     Permanent Global Note not
                                           exchangeable for Definitive Bonds

17.     Additional Financial Centre(s)     Not Applicable
        or other special provisions
        relating to Payment Dates:

18.     Talons for future Coupons or       No
        Receipts to be attached to
        Definitive Bonds (and dates on
        which such Talons mature):

19.     Other terms or special conditions: Not Applicable

                                           (When adding any other final terms
                                           consideration should be given as to
                                           whether such terms constitute
                                           "significant new factors" and
                                           consequently trigger the need for a
                                           supplement to the Prospectus under
                                           Article 16 of the Prospectus
                                           Directive)

DISTRIBUTION

20. (i) If syndicated, names and           Not Applicable
        addresses of Managers and
        underwriting commitments:

    (ii) Date of Dealer Agreement:         29 JUNE 2009

    (iii) Stabilizing Manager(s) (if any): Not Applicable

21.     If non-syndicated, name and        Citigroup Global Markets Inc
        address of relevant Dealer:        Citigroup Centre
                                           Level 40, 2 Park Street
                                           Sydney NSW 2000

22.     Whether TEFRA D or TEFRA C rules   TEFRA Not Applicable
        applicable or TEFRA rules not
        applicable:

23.     Non exempt Offer                   Not Applicable
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                                           (N.B. Consider any local regulatory
                                           requirements necessary to be
                                           fulfilled so as to be able to make a
                                           non-exempt offer in relevant
                                           jurisdictions. No such offer should
                                           be made in any relevant jurisdiction
                                           until those requirements have been
                                           met. Non-exempt offers may only be
                                           made into jurisdictions in which the
                                           base prospectus (and any supplement)
                                           has been notified/passported.)

24.     Additional selling restrictions:   Not Applicable
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LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
    ----------------------------------
            Duly authorized

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                           PART B--OTHER INFORMATION

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1.      LISTING AND ADMISSION TO TRADING

        (i) Listing                        Bourse de Luxembourg.
        (ii) Admission to trading:         Application has been made by the
                                           Issuer (or on its behalf) for the
                                           bonds to be admitted to trading on
                                           the regulated market of the Bourse
                                           de Luxembourg with effect from the
                                           Issue Date.

                                           (Where documenting a fungible issue
                                           need to indicate that original
                                           securities are already admitted to
                                           trading.)

2.      RATINGS

        Ratings:                           The bonds to be issued have been rated:
                                           S&P:     AA+
                                           Moody's: Aa1

                                           An obligation rated `AA+' by S&P has
                                           the second highest long term credit
                                           rating assigned by Standard & Poor's
                                           and differs from the highest rated
                                           obligations by only a small degree.
                                           The obligor's capacity to meet its
                                           financial commitment on the
                                           obligation is very strong.

                                           An obligation rated `Aa1' by Moody's
                                           has the second highest long term
                                           credit rating assigned by Moody's.
                                           Obligations rated `Aa1' are judged
                                           to be of high quality and are
                                           subject to very low credit risk.

                                           A credit rating is not a
                                           recommendation to buy, sell or hold
                                           securities and may be revised or
                                           withdrawn by the rating agency at
                                           any time. Each rating should be
                                           evaluated independently of any other
                                           rating.

                                           (The above disclosure should reflect
                                           the rating allocated to bonds issued
                                           under the bond facility generally
                                           or, where the issue has been
                                           specifically rated, that rating.)

3.      INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer. --Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.      REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)     Reasons for the Offer:             See "Use of Proceeds" section in the
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                                           prospectus supplement--if reasons
                                           for offer different from making
                                           profit and/or hedging certain risks
                                           will need to include those reasons
                                           here.

(ii)  Estimated net proceeds:              Not Applicable.
                                           (If proceeds are intended for more
                                           than one use will need to split out
                                           and present in order of priority. If
                                           proceeds insufficient to fund all
                                           proposed uses state amount and
                                           sources of other funding.)

(iii) Estimated total expenses:            Not Applicable.
                                           [Expenses are required to be broken
                                           down into each principal intended
                                           "use" and presented in order of
                                           priority of such "uses".]
5.    YIELD

      Indication of yield:                 3.34%
                                           Calculated as 7 basis points less
                                           than the yield on the equivalent A$
                                           Domestic Bond issued by the Issuer
                                           under its Domestic A$ Bond Facility
                                           on the Trade Date. The yield is
                                           calculated at the Trade Date on the
                                           basis of the Issue Price. It is not
                                           an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                           US748305BF57

(ii)  Common Code:                         21354040

(iii) CUSIP Code:                          748305BF5

(iv)  Any clearing system(s) other than    Not Applicable
      Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):

(v)   Delivery:                            Delivery free of payment

(vi)  Names and addresses of additional    [    ]
      Paying Agent(s) (if any):

7.    TERMS AND CONDITIONS OF THE OFFER

(i)   Offer Price;                         Not applicable

(ii)  [Conditions to which the offer       Not applicable
      is subject;]

(iii) [Description of the application      Not applicable
      process;]

(iv)  [Details of the minimum and/or       Not applicable
      maximum amount of application;]


(v)   [Description of possibility to       Not applicable
      reduce subscriptions and manner
      for refunding excess amount paid
      by applicants;]
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(vi)    [Details of the method and time    Not applicable
        limits for paying up and
        delivering the bonds;]

(vii)   [Manner in and date on which       Not applicable
        results of the offer are to be
        made public;]

(viii)  [Procedure for exercise of any     Not applicable
        right of pre-emption,
        negotiability of subscription
        rights and treatment of
        subscription rights not
        exercised;]

(ix)    [Categories of potential           Not applicable
        investors to which the bonds
        are offered and whether tranche(s)
        have been reserved for certain
        countries;]

(x)     [Process for notification to       Not applicable
        applicants of the amount allotted
        and the indication whether dealing
        may begin before notification is
        made;]

(xi) [Amount of any expenses and taxes Not applicable specifically charged to the subscriber or Purchaser;]

(xii)   [Name(s) and address(es), to the   None
        extent know to the Issuer, of
        the placers in the various
        countries where the offer takes
        place.]
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